October 7th, 2003

To Bank of New York

Ladies and Gentlemen:

I, Raúl Humberto Zepeda Ruiz, in my capacity as “Delegado Fiduciario” of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Banco Inbursa”), have acted as counsel to Banco Inbursa, a private multiple purpose banking institution organized under the laws of the United Mexican States, in connection with that certain Trust Agreement dated as of March 18th, 1996, by and between Grupo Carso, S.A. de C.V. and Banco Inbursa (the “Trust”), and in relation to the registration of American Depositary Shares (ADSs) under the United States Securities Act of 1933, pursuant to the Registration Statement on Form F-6 originally filed with the Securities and Exchange Commission on or about the date hereof (as ameded, the “Registration Statement”).

In preparing the opinion expressed below, I have examined and relied upon certificates of public officials and originals and/or copies authenticated to my satisfaction, of the former issuing Trust, and certain corporate records of Nacional Financiera, S.N.C., the former trustee. In addition, I have made such other investigation as I considered necessary or appropriate as a basis for the opinion herein stated. Based upon the foregoing, I am of the opinion that CPOs, as of the date hereof, when delivered by the CPO Trustee, upon transfer to the CPO Trustee are duly authorized and validly issued, fully paid Series A-1 Shares in accordance with the Trust will be validly issued, fully paid and entitling the holders thereof to the rights specified in the Trust, the Public Deed (of issuance of CPOs) and certificates, if any, representing such CPOs.

Each of the ADSs will represent one Ordinary Participation Certificate (each a “CPO”) issued by Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as Trustee (the “CPO Trustee”) created by the terms of the Trust. Each CPO will represent financial interests in one Series A-1 Shares, without par value of Grupo Carso, S.A. de C.V. (the “Company”), held in the CPO Trust.

I hereby consent to the use of this opinion as Exhibit d-2 of the above mentioned Registration Statement. In giving this consent I do not admit that we are within the category of persons whose consent is required under Section 7 if the United States Securities Act of 1933, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to matters of Mexican law, and such specifically addressed hereto, no opinion whatsoever is issued with respect to the Registrations Statement.

Very truly yours,

/s/ Raúl Humberto Zepeda Ruiz

Name: Raúl Humberto Zepeda Ruiz

Title: Fiduciary Delegate